Exhibit 99.2

STEMONIX, INC.

2015 STOCK OPTION PLAN

Section 1

DEFINED TERMS

In addition to the other definitions contained herein, the following definitions shall apply:

1.1 Award. The term “Award” shall mean any award or benefit granted in accordance with the terms of the Plan. Awards under the Plan may be in the form of Incentive Stock Options and/or Non-qualified Stock Options. The terms and conditions of the Award shall be set forth in a Stock Option Agreement (as defined below).

1.2 Board. The term “Board” shall mean the Board of Directors of the Company.

1.3 Cause. “Cause” shall mean (a) the Eligible Individual’s violation of any provision of any noncompetition, confidentiality or other written agreement with the Company; (b) an illegal or negligent action by the Eligible Individual that materially and adversely affects the Company; (c) the Eligible Individual’s failure or refusal to perform his/her duties (except when prevented by reason of illness or disability); or (d) conviction of the Eligible Individual of a felony involving moral turpitude.

1.4 Change in Control. The term “Change in Control” shall mean:

(a)	the acquisition by any person or group deemed a person under Sections 3(a)(9) and 13(d)(3) of the Exchange Act (other than the Company and its subsidiaries as determined immediately prior to that date) of beneficial ownership, directly or indirectly (with beneficial ownership determined as provided in Rule 13d-3, or any successor rule, under the Exchange Act), of a majority of the total combined voting power of all classes of Stock of the Company having the right under ordinary circumstances to vote at an election of the Board, if such person or group deemed a person prior to such acquisition was not a beneficial owner of at least five percent (5%) of such total combined voting power of the Company;

(b)	the merger or consolidation of the Company with another corporation or other entity where (i) shareholders of the Company immediately prior to such merger or consolidation would not beneficially own following such merger or consolidation shares entitling such shareholders to a majority of all votes (without consolidation of the rights of any class of stock to elect directors by a separate class vote) to which all shareholders of the surviving corporation would be entitled in the election of directors, or (ii) where the members of the Board, immediately prior to such merger or consolidation, would not, immediately after such merger or consolidation, constitute a majority of the board of directors of the surviving corporation; or

(c)	the sale of all or substantially all of the assets of the Company.

1.5 Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.

1.6 Company. The term “Company” shall mean StemoniX, Inc., a Minnesota corporation.

1.7 Covered Shares. The term “Covered Shares” shall mean the number of shares of Stock that an Eligible Individual may purchase pursuant to an Option.

1.8 Eligible Individual. The term “Eligible Individual” shall mean (a) any employee, prospective employee, or officer of the Company, (b) members of the Board, (c) consultants and advisors to the Company, and (d) employees of any Related Company. All Eligible Individuals must be natural persons who provide bona fide services to the Company or a Related Company. An Award may be granted to an Eligible Individual prior to the date the Eligible Individual performs services for the Company or Related Company, provided that such Award shall not become vested prior to the date the Eligible Individual first performs such services.

1.9 Exchange Act. The term “Exchange Act” shall mean the Securities Act of 1934, as amended.

1.10 Exercise Price. The term “Exercise Price” shall mean the exercise price of each Option granted under Section 4 established by the Board and determined by any reasonable method established by the Board at the time the Option is granted. Options granted pursuant to Section 4 of the Plan shall not have an Exercise Price of less than 100% of the Fair Market Value of the Company’s Stock on the date the Option is granted.

1.11 Fair Market Value. The term “Fair Market Value” of a share of Stock on a given date shall mean the fair market value of the Stock as determined in good faith by the Board.

1.12 Incentive Stock Option. The term “Incentive Stock Option” or “ISO” shall mean an Option that is intended to satisfy the requirements of Section 422(b) of the Code.

1.13 Non-Qualified Stock Option. The term “Non-Qualified Stock Option” or “NSO” shall mean an Option that is not intended to satisfy the requirements applicable to an “incentive stock option” described in Section 422(b) of the Code.

1.14 Option. The term “Option” or “Stock Option” shall mean an ISO or NSO granted pursuant to the Plan. The grant of an Option entitles the Eligible Individual to purchase shares of Stock at an Exercise Price established by the Board.

1.15 Plan. The term “Plan” shall mean this StemoniX, Inc. 2015 Stock Option Plan.

1.16 Related Company. The term “Related Company” shall mean any corporation other than the Company and any partnership, joint venture or other entity in which the Company owns, directly or indirectly, at least a 20% beneficial ownership interest. A Related Company includes a subsidiary of the Company and an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns 50% or more of the voting stock in one of the other corporations in such chain.

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1.17 Stock. The term “Stock” shall mean shares of common stock of the Company.

1.18 Stock Option Agreement. The term “Stock Option Agreement” or “Agreement” shall mean any written agreement evidencing the terms and conditions of an ISO or NSO granted under the Plan. Each Agreement shall be subject to the terms and conditions of the Plan.

Section 2

PURPOSE

The Plan has been established by the Company to (a) attract and retain individuals eligible to participate in the Plan; (b) motivate Eligible Individuals, by means of appropriate incentives, to achieve long-range goals; (c) provide incentive compensation opportunities that are competitive with those of other similar companies; and (d) further align Eligible Individuals’ interests with those of the Company’s shareholders through compensation that is based on the Stock, and thereby promote the long-term financial interest of the Company and any Related Company, including the growth in value of the Company’s equity and enhancement of long-term shareholder return.

Section 3

PARTICIPATION

Subject to the terms and conditions of the Plan, the Board may determine and designate, from time to time, Eligible Individuals who will be granted one or more Awards under the Plan. In its sole discretion and without shareholder approval, the Board may grant to an Eligible Individual any Award or Awards permitted under the provisions of the Plan. Awards may be granted as alternatives to or replacement of Awards outstanding under the Plan, or any other plan or arrangement of the Company or Related Company (including a plan or arrangement of a business or entity, all or a portion of which is acquired by the Company or a Related Company). Only employees are eligible to be granted Incentive Stock Options.

Section 4
STOCK OPTIONS

4.1 General. The grant of an Option entitles an Eligible Individual to purchase shares of Stock at an Exercise Price established by the Board. Any Option awarded to Eligible Individuals under this Section 4 may be either an NSO or ISO, as determined in the discretion of the Board. To the extent that any Stock Option does not qualify as an ISO, it shall constitute an NSO.

4.2 Option Awards. Subject to the following provisions, Options awarded under the Plan shall be in such form and shall have such terms as the Board may determine and specify in a Stock Option Agreement entered into between the Eligible Individual and the Company.

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(a)	Exercise of an Option. An Option shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Board.

(b)	Exercise Price. The Exercise Price of an Option granted under this Section 4 shall be established by the Board, except that the Exercise Price shall not be less than 100% of the Fair Market Value of a share of the Stock on the date of grant.

(c)	Payment of Option Exercise Price. The payment of the Exercise Price of an Option granted under this Section 4 shall be subject to the following:

(1)	Subject to the following provisions of this Section 4.2(c), the full Exercise Price for shares of Stock purchased upon the exercise of any Option shall be paid at the time of such exercise or such other time as approved by the Board.

(2)	Payment of the Exercise Price shall be made in such manner as the Board may provide in the Award, which may include cash and cash equivalents.

(d)	Settlement of Option. Shares of Stock delivered pursuant to the exercise of an Option shall be subject to such conditions, restrictions and contingencies as the Board, in its discretion, may establish in addition to such conditions, restrictions, and contingencies set forth in the Agreement.

(e)	Vesting. Eligible Individuals shall vest in all Options in accordance with the terms and conditions of the Agreement entered into by and between the Eligible Individual and the Company.

(f)	Option Term. The term of each Option shall be fixed by the Board. In the event that the Plan is terminated pursuant to terms and conditions of Section 8, the Plan shall remain in effect as long as any Awards under it are outstanding.

(g)	Termination of Employment. Following the termination of an Eligible Individual’s employment with the Company or a Related Company, any Option held by such Eligible Individual shall be exercisable to the extent determined by the Board and specified in the Stock Option Agreement. The Board may provide different post-termination exercise provisions with respect to termination of employment for different reasons.

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(h)	Incentive Stock Options. ISO grants may only be awarded to employees of the Company, a “parent corporation,” or a “subsidiary corporation” as those terms are defined in Sections 424(e) and 424(f) of the Code. In order for an employee to be eligible to receive an ISO grant, the employee must be employed by the Company, parent corporation, or subsidiary corporation during the period beginning on the date the Option is granted and ending on the day three (3) months prior to the date such Option is exercised. Notwithstanding the provisions of Section 4.2, no ISO shall (i) have an Exercise Price which is less than 100% of the Fair Market Value of the Stock on the date of the ISO Award, (ii) be exercisable more than ten (10) years after the ISO is awarded, or (iii) be awarded more than ten (10) years after the Effective Date of this Plan. No ISO awarded to an employee who owns more than 10% of the total combined voting power of all classes of stock of the Company, its “parent corporation” or any “subsidiary corporation” shall (i) have an Exercise Price of less than 110% of the Fair Market Value of the Stock on the date of the ISO Award or (ii) be exercisable more than five (5) years after the date of the ISO Award. To the extent that the aggregate fair market value (determined at the time of grant) of shares of Stock with respect to ISOs are exercisable for the first time by the employee during any calendar year, in combination with shares first exercisable under all other plans of the Company and any Related Company, exceeds $100,000, such Options shall be treated as NSOs.

Section 5

OPERATION AND ADMINISTRATION

5.1 General. The operation and administration of this Plan, including any Awards granted under this Plan, shall be subject to the provisions of Section 5.

5.2 Effective Date. Subject to the approval of the shareholders of the Company, the Plan shall be effective as of May 4, 2015 (the “Effective Date”) provided, however, that to the extent that Awards are granted under the Plan prior to its approval by the shareholders of the Company, the Awards shall be subject to the approval of the Plan by the shareholders of the Company. The term of the Plan shall be limited in duration to ten (10) years from the earlier of (a) the Effective Date or (b) the date the Plan is approved by the Company’s shareholders.

5.3 Shares Subject to Plan. The shares of Stock for which Awards may be granted under this Plan shall be subject to the following:

(a)	Subject to the following provisions of this Section 5.3, the maximum aggregate number of shares of Stock that may be issued and sold under the Plan shall be 560,250 shares. The shares of Stock may be authorized, but unissued, or reacquired Stock.

(b)	To the extent an Award terminates without having been exercised, or shares awarded are forfeited, such shares shall again be available issue under the Plan. Shares of Stock surrendered in payment of the Exercise Price and shares of Stock which are withheld in order to satisfy federal, state or local tax liability, shall not count against the maximum aggregate number of shares authorized to be issued pursuant to this Plan, and shall again be available for issuance pursuant to the terms of the Plan.

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(c)	In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, combination or reverse stock split, spin-off, split-up, split-off, distribution of assets or other change in corporate structure affecting the Stock, a substitution or adjustment, as may be determined to be appropriate by the Board in its sole discretion, shall be made in the aggregate number of shares reserved for issuance under the Plan. However, no such adjustment shall exceed the aggregate value of any outstanding Award prior to such substitution or adjustment. In addition, upon an event described herein, the Board shall make an appropriate adjustment in the number of shares and the per-share option price of any options outstanding, but not yet exercised. The Board may make such other adjustments as it deems appropriate.

5.4 Securities Laws Restrictions. Issuance of shares of Stock under the Plan shall be subject to the following:

(a)	If at any time the Board determines that the issuance of Stock under the Plan is or may be unlawful under the laws of any applicable jurisdiction, the right to exercise any Stock Option shall be suspended until the Board determines that such issuance is lawful. The Company shall have no obligation to effect any registration of qualification of the Stock under federal or state laws.

(b)	Any person exercising a Stock Option shall make such representations (including representations to the effect that such person will not dispose of the Stock so acquired in violation of federal and state securities laws) and furnish such information as may, in the opinion of counsel for the Company, be appropriate to permit the Company to issue the Stock in compliance with applicable federal and state securities laws. The Board may refuse to permit the exercise of a Stock Option until such representations and information have been provided.

(c)	The Company may place an appropriate legend evidencing any transfer restrictions on all shares of Stock issued under the Plan and may issue stop transfer instructions in respect thereof.

5.5 Tax Withholding. Each Eligible Individual shall, no later than the date as of which the value of an Award first becomes includible in such person’s gross income for applicable tax purposes, pay, pursuant to such arrangements as the Company may establish from time to time, any federal, state, local or other taxes of any kind required by law to be withheld with respect to the Award. The obligations of the Company under the Plan shall be conditional on such payment, and the Company (and, where applicable, any Related Company), shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Eligible Individual.

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5.6 Payments. Awards may be settled in any of the methods described in Section 4.2(c). Any Award settlement may be subject to such conditions, restrictions and contingencies as the Board shall determine. Each Related Company shall be liable for payment of cash due under the Plan with respect to any Eligible Individual to the extent that such benefits are attributable to the services rendered for that Related Company by the Eligible Individual. Any disputes relating to liability of a Related Company for cash payments shall be resolved by the Board.

5.7 Transferability. Except as otherwise provided by the Board, Awards under the Plan may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner. If the Board makes an Award transferable, the Stock Option Agreement shall set forth such additional terms and conditions regarding transferability as the Board deems appropriate.

5.8 Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Eligible Individual or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be in writing filed with the Board at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Board shall require.

5.9 Agreement With Company. Any Award under the Plan shall be subject to such terms and conditions, not inconsistent with the Plan, as the Board shall, in its sole discretion, prescribe. The terms and conditions of any Award shall be reflected in a Stock Option Agreement. A copy of the Stock Option Agreement shall be provided to the Eligible Individual, and the Board may, but need not require, the Eligible Individual to sign the Stock Option Agreement.

5.10 Limitation of Implied Rights.

(a)	Neither an Eligible Individual nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any Related Company whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Related Company, in its sole discretion, may set aside in anticipation of a liability under the Plan. An Eligible Individual shall have only a contractual right to the Stock unsecured by any assets of the Company or any Related Company.

(b)	This Plan does not constitute a contract of employment, and selection as a Eligible Individual will not give the Eligible Individual the right to be retained in the employ of the Company or any Related Company, nor any right or claim to any future grants or to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon an Eligible Individual any rights of a shareholder of the Company prior to the date on which the Eligible Individual fulfills all conditions for receipt of such rights, including exercising the option and paying the exercise price.

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5.11 Termination for Cause. If the employment of an Eligible Individual is terminated by the Company or a Related Company for Cause, then the Board shall have the right to cancel any vested but unexercised Options granted to the Eligible Individual under the Plan.

5.12 Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

Section 6

CHANGE IN CONTROL

In the event of a Change in Control, all of the outstanding Stock Options awarded to an Eligible Individual under the Plan shall become fully exercisable and vested, provided that the individual remains an Eligible Individual on the date of the Change in Control.

The Board shall have the right to cancel Awards in the event of a Change in Control, provided that in exchange for such cancellation, the Eligible Individual shall receive a cash payment equal to the Change in Control consideration less the exercise price of the Awards.

Section 7

BOARD

7.1 Administration. The Plan shall be administered by the Board. All determinations made by the Board pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Eligible Individuals.

7.2 Powers of Board. The Board shall have the following authority with respect to Awards under the Plan: to grant Awards; to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award granted under the Plan; and to otherwise supervise the administration of the Plan. In particular, and without limiting its authority and powers, the Board shall have the authority:

(a)	to determine whether and to what extent any Award or combination of Awards will be granted hereunder;

(b)	to select the Eligible Individuals to whom Awards will be granted;

(c)	to determine the number of shares of Stock to be covered by each Award granted hereunder subject to the limitations contained herein;

(d)	to determine the terms and conditions of any Award granted hereunder, including, but not limited to, any vesting or other restrictions based on such performance objectives and such other factors as the Board may establish, and to determine whether the performance objectives and other terms and conditions of the Award are satisfied;

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(e)	to determine the treatment of Awards upon the Eligible Individual’s retirement, disability, death, termination for cause or other termination of employment or service;

(f)	to amend the terms of any Award, prospectively or retroactively; provided, however, that no amendment shall impair the rights of the Eligible Individual without his or her written consent; and

(g)	to determine the Fair Market Value of Stock, in good faith, as of any date.

Determinations by the Board under the Plan relating to the form, amount, and terms and conditions of Awards need not be uniform, and may be made selectively among Eligible Individuals who receive Awards under the Plan, whether or not such Eligible Individuals are similarly situated.

7.3 Delegation by Board. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Board may delegate all or any portion of its responsibilities and powers to any one or more of its members or any other person or persons selected by it. Any such delegation may be revoked by the Board at any time.

7.4 Information to be Furnished to Board. The Company and any Related Company shall furnish the Board with such data and information as it determines may be required for it to discharge its duties. The records of the Company and any Related Company as to an Eligible Individual’s employment, termination of employment, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Eligible Individuals and other persons entitled to benefits under the Plan must furnish the Board such evidence, data or information as the Board considers desirable to carry out the terms of the Plan.

7.5 Non-Liability of Board. No member of the Board, nor any officer or employee of the Company acting on behalf of the Board, shall be personally liable for any action, determination or interpretation taken or made with respect to the Plan, and all members of the Board and all officers or employees of the Company acting on its behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination or interpretation.

Section 8

AMENDMENT AND TERMINATION

The Board may, at any time, amend or terminate the Plan, provided that no amendment or termination may, in the absence of written consent to the change by any affected Eligible Individual (or, if the Eligible Individual is not then living, the affected beneficiary), adversely affect the rights of any Eligible Individual or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board; provided that adjustments made pursuant to Section 5.3(c) shall not be subject to the foregoing limitations of this Section 8. An amendment shall be subject to approval by the Company’s shareholders only to the extent required by applicable laws, regulations or rules of a stock exchange or similar entity.

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Section 9

INVESTMENT PURPOSES

Unless a registration statement under the Securities Act of 1933, as amended (the “Act”) is in effect with respect to Stock to be purchased upon exercise of Options to be granted under the Plan, the Company shall require that the Eligible Individual agree with and represent to the Company in writing that he or she is acquiring such shares of Stock for the purpose of investment and with no present intention to transfer, sell or otherwise dispose of such shares of Stock other than by transfers which may occur by will or by the laws of descent and distribution, and no shares of Stock may be transferred unless, in the opinion of counsel to the Company, such transfer would be in compliance with applicable securities laws. In addition, unless a registration statement under the Act is in effect with respect to the Stock to be purchased under the Plan, each certificate representing any shares of Stock issued to any Eligible Individual hereunder shall have endorsed thereon a legend in substantially the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND WITHOUT REGISTRATION UNDER ANY APPLICABLE STATE SECURITIES LAWS, IN RELIANCE UPON EXEMPTION(S) CONTAINED THEREIN. NO TRANSFER OF THESE SHARES OR ANY INTEREST THEREIN MAY BE MADE EXCEPT PURSUANT TO EFFECTIVE REGISTRATION UNDER SAID LAWS UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO IT THAT SUCH TRANSFER OR DISPOSITION DOES NOT REQUIRE REGISTRATION UNDER SAID LAWS AND, FOR ANY SALES UNDER RULE 144 OF THE ACT, SUCH EVIDENCE AS IT SHALL REQUEST FOR COMPLIANCE WITH THAT RULE, OR APPLICABLE STATE SECURITIES LAWS.

Section 10
GENERAL PROVISIONS

10.1 Stock Option Agreements. No Eligible Individual will have rights under an Award granted to such Eligible Individual unless and until a Stock Option Agreement has been duly executed on behalf of the Company and, if required by the Company, by the Eligible Individual.

10.2 No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Related Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

10.3 Headings. The headings of the sections and subsections of this Plan are intended for the convenience of the parties only and shall in no way be held to explain, modify, construe, limit, amplify or aid in the interpretation of the provisions hereof.

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10.4 Beneficiaries. An Eligible Individual may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan may be paid or transferred in case of death. Each designation will revoke all prior designations, shall be in a form prescribed by the Board, and will be effective only when filed by the Eligible Individual in writing with the Board during his or her lifetime. In the absence of any such designation, benefits outstanding at the Eligible Individual’s death shall be paid or transferred to his or her estate. There shall be no third party beneficiaries of or to this Plan. Any beneficiary of the Eligible Individual shall have only a claim to such benefits as may be determined to be payable hereunder, if any, and shall not, under any circumstances other than the right to claim such benefits, be deemed a third party beneficiary of or to this Plan.

10.5 Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Minnesota, except to the extent preempted by federal law, without regard to the principles of comity or the conflicts of law provisions of any jurisdiction.

STEMONIX, INC.

By:	/s/ Yung-Ping Yeh
Name:	Yung-Ping Yeh
Its:	Chief Executive Officer

Dated: May 4, 2015

Approved by Board of Directors on May 4, 2015.

Approved by Shareholders on May 4, 2015.

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FIRST AMENDMENT TO

STEMONIX, INC.

2015 STOCK OPTION PLAN

THIS FIRST AMENDMENT TO STEMONIX, INC. 2015 STOCK OPTION PLAN (this “Amendment”) is made effective as of February 17, 2017.

RECITALS

A. StemoniX, Inc., a Minnesota corporation (the “Company”) adopted that certain 2015 Stock Option Plan (the “Plan”) as of May 4, 2015.

B. Section 8 of the Plan permits the Board of Directors of the Company (the “Board”) to amend the Plan.

C. By written action dated February 17, 2017, the Board approved an amendment to the Plan to increase to 677,338 the number of shares issuable under the Plan.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Plan is hereby amended as follows:

Shares Subject to Plan. Section 5.3(a) of the Plan is hereby amended and restated in its entirety to read as follows:

Subject to the following provisions of this Section 5.3, the maximum aggregate number of shares of Stock that may be issued and sold under the Plan shall be 677,338 shares. The shares of Stock may be authorized, but unissued, or reacquired Stock.

Remaining Terms. Except as expressly set forth in this Amendment, all other terms and provisions of the Plan shall remain in full force and effect.

Governing Law. This Amendment and the rights of the parties hereunder will be governed by, interpreted, and enforced in accordance with the internal laws, without regard to the law pertaining to choice or conflict of laws, of the State of Minnesota.

Method of Execution. This Amendment may be executed by pdf or other facsimile.

Binding Effect. This Amendment shall be binding upon the Company and recipients of awards under the Plan, and their respective successors and permitted assigns.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first written above.

StemoniX, Inc.

By:	/s/ Yung-Ping Yeh
Name:	Yung Ping Yeh
Its:	Chief Executive Officer

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SECOND AMENDMENT TO

STEMONIX, INC.

2015 STOCK OPTION PLAN

THIS SECOND AMENDMENT TO STEMONIX, INC. 2015 STOCK OPTION PLAN (this “Amendment”) is made effective as December 12, 2019.

RECITALS

A. StemoniX, Inc., a Minnesota corporation (the “Company”) adopted that certain 2015 Stock Option Plan (the “Plan”) as of May 4, 2015, as amended by that certain First Amendment, dated as of February 17, 2017.

B. Section 8 of the Plan permits the Board of Directors of the Company (the “Board”) to amend the Plan.

C. On the date hereof, the Board approved an amendment to the Plan to increase by 500,000 the number of shares issuable under the Plan.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Plan is hereby amended as follows:

Shares Subject to Plan. Section 5.3(a) of the Plan is hereby amended and restated in its entirety to read as follows:

Subject to the following provisions of this Section 5.3, the maximum aggregate number of shares of Stock that may be issued and sold under the Plan shall be 1,177,338 shares. The shares of Stock may be authorized, but unissued, or reacquired Stock.

Remaining Terms. Except as expressly set forth in this Amendment, all other terms and provisions of the Plan shall remain in full force and effect.

Governing Law. This Amendment and the rights of the parties hereunder will be governed by, interpreted, and enforced in accordance with the internal laws, without regard to the law pertaining to choice or conflict of laws, of the State of Minnesota.

Method of Execution. This Amendment may be executed by pdf or other facsimile.

Binding Effect. This Amendment shall be binding upon the Company and recipients of awards under the Plan, and their respective successors and permitted assigns.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first written above.

StemoniX, Inc.

By:	/s/ Yung-Ping Yeh
Name:	Yung-Ping Yeh
Its:	Chief Executive Officer

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THIRD AMENDMENT TO

STEMONIX, INC.

2015 STOCK OPTION PLAN

THIS THIRD AMENDMENT TO STEMONIX, INC. 2015 STOCK OPTION PLAN (this “Amendment”) is made effective as July 31, 2020.

RECITALS

A. StemoniX, Inc., a Minnesota corporation (the “Company”) adopted that certain 2015 Stock Option Plan (the “Plan”) as of May 4, 2015, as amended by that certain First Amendment, dated as of February 17, 2017, and as further amended by that certain Second Amendment, dated as of December 12, 2019.

B. Section 8 of the Plan permits the Board of Directors of the Company (the “Board”) to amend the Plan.

C. On the date hereof, the Board approved an amendment to the definition of “Change in Control” as defined in Section 1.4 of the Plan to add a clarifying sentence at the end of the definition of “Change in Control.”

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Plan is hereby amended as follows:

Change in Control. Section 1.4 of the Plan is hereby amended and restated in its entirety to read as follows:

The term “Change in Control” shall mean:

the acquisition by any person or group deemed a person under Sections 3(a)(9) and 13(d)(3) of the Exchange Act (other than the Company and its subsidiaries as determined immediately prior to that date) of beneficial ownership, directly or indirectly (with beneficial ownership determined as provided in Rule 13d-3, or any successor rule, under the Exchange Act), of a majority of the total combined voting power of all classes of Stock of the Company having the right under ordinary circumstances to vote at an election of the Board, if such person or group deemed a person prior to such acquisition was not a beneficial owner of at least five percent (5%) of such total combined voting power of the Company;

the merger or consolidation of the Company with another corporation or other entity where (i) shareholders of the Company immediately prior to such merger or consolidation would not beneficially own following such merger or consolidation shares entitling such shareholders to a majority of all votes (without consolidation of the rights of any class of stock to elect directors by a separate class vote) to which all shareholders of the surviving corporation would be entitled in the election of directors, or (ii) where the members of the Board, immediately prior to such merger or consolidation, would not, immediately after such merger or consolidation, constitute a majority of the board of directors of the surviving corporation; or

the sale of all or substantially all of the assets of the Company.

For the avoidance of doubt, notwithstanding anything to the contrary herein, a “Change in Control” shall not include a transaction or series of transactions following which the shareholders of the Company as of immediately prior to such transaction or series of transactions hold a majority of the voting power of the continuing or surviving entity, or of an entity controlling the continuing or surviving entity, immediately after such transaction or series of transactions.

Remaining Terms. Except as expressly set forth in this Amendment, all other terms and provisions of the Plan shall remain in full force and effect.

Governing Law. This Amendment and the rights of the parties hereunder will be governed by, interpreted, and enforced in accordance with the internal laws, without regard to the law pertaining to choice or conflict of laws, of the State of Minnesota.

Method of Execution. This Amendment may be executed by pdf or other facsimile.

Binding Effect. This Amendment shall be binding upon the Company and recipients of awards under the Plan, and their respective successors and permitted assigns.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first written above.

StemoniX, Inc.

By:	/s/ Yung-Ping Yeh
Name:	Yung-Ping Yeh
Its:	Chief Executive Officer

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FOURTH AMENDMENT TO

STEMONIX, INC.

2015 STOCK OPTION PLAN

THIS FOURTH AMENDMENT TO STEMONIX, INC. 2015 STOCK OPTION PLAN (this “Amendment”) is made effective as of August 19, 2020.

RECITALS

A. StemoniX, Inc., a Minnesota corporation (the “Company”) adopted that certain 2015 Stock Option Plan (the “Plan”) as of May 4, 2015, as amended by that certain First Amendment, dated as of February 17, 2017, as further amended by that certain Second Amendment, dated as of December 12, 2019 and as further amended by that certain Third Amendment, dated as of July 31, 2020.

B. Section 8 of the Plan permits the Board of Directors of the Company (the “Board”) to amend the Plan.

C. On the date hereof, the Board approved an amendment to the Plan to (i) state the maximum number of shares that may be issued in respect of Incentive Stock Options (as defined in the Plan) under the Plan and (ii) clarify the effects of certain changes in corporate structure as set forth in Section 5.3(c) of the Plan.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Plan is hereby amended as follows:

Section 5.3 of the Plan is hereby amended and restated in its entirety to read as follows:

(a) Subject to the following provisions of this Section 5.3, the maximum aggregate number of shares of Stock that may be issued and sold under the Plan shall be 1,177,338 shares, 1,060,250 of which may, but need not, be issued in respect of Incentive Stock Options. The shares of Stock may be authorized, but unissued, or reacquired Stock.

(b) To the extent an Award terminates without having been exercised, or shares awarded are forfeited, such shares shall again be available issue under the Plan. Shares of Stock surrendered in payment of the Exercise Price and shares of Stock which are withheld in order to satisfy federal, state or local tax liability, shall not count against the maximum aggregate number of shares authorized to be issued pursuant to this Plan, and shall again be available for issuance pursuant to the terms of the Plan.

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(c) In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, combination or reverse stock split, spin-off, split-up, split-off, distribution of assets or other change in corporate structure affecting the Stock, a substitution or adjustment, as may be determined to be appropriate by the Board in its sole discretion, shall be made in the aggregate number of shares reserved for issuance under the Plan. However, no such adjustment shall exceed the aggregate value of any outstanding Award prior to such substitution or adjustment. In furtherance of the foregoing, a Stock Option and this Plan may assumed by an acquirer of or successor-in-interest to the Company and in such an event, any assumed Stock Option shall be converted into the right to purchase shares of stock of such acquirer or successor-in-interest. In addition, upon an event described herein, the Board shall make an appropriate adjustment in the number of shares and the per-share option price of any options outstanding, but not yet exercised. The Board may make such other adjustments as it deems appropriate.

Remaining Terms. Except as expressly set forth in this Amendment, all other terms and provisions of the Plan shall remain in full force and effect.

Governing Law. This Amendment and the rights of the parties hereunder will be governed by, interpreted, and enforced in accordance with the internal laws, without regard to the law pertaining to choice or conflict of laws, of the State of Minnesota.

Method of Execution. This Amendment may be executed by pdf or other facsimile.

Binding Effect. This Amendment shall be binding upon the Company and recipients of awards under the Plan, and their respective successors and permitted assigns.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first written above.

StemoniX, Inc.

By:	/s/ Yung-Ping Yeh
Name:	Yung-Ping Yeh
Its:	Chief Executive Officer

20

FIFTH AMENDMENT TO

STEMONIX, INC.

2015 STOCK OPTION PLAN

THIS FIFTH AMENDMENT TO STEMONIX, INC. 2015 STOCK OPTION PLAN (this “Amendment”) is made effective as of March 15, 2021.

RECITALS

A. StemoniX, Inc., a Minnesota corporation (the “Company”) adopted that certain 2015 Stock Option Plan (the “Plan”) as of May 4, 2015, as amended by that certain First Amendment, dated as of February 17, 2017, as further amended by that certain Second Amendment, dated as of December 12, 2019, as further amended by that certain Third Amendment, dated as of July 31, 2020, and as further amended by that certain Fourth Amendment, dated as of August 19, 2020.

B. Section 8 of the Plan permits the Board of Directors of the Company (the “Board”) to amend the Plan.

C. On the date hereof, the Board approved an amendment to the Plan to (i) clarify the methods of payment for exercised options, including through a cashless exercise program and (ii) authorize the Company to deduct and withhold applicable taxes from taxable events under the Plan.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Plan is hereby amended as follows:

Section 4.2(c) of the Plan is hereby amended and restated in its entirety to read as follows:

Payment of Option Exercise Price. As set forth in a Stock Option Agreement or otherwise determined by the Board, in its sole discretion, at or after grant, payment in full or in part of the exercise price of an Option may be made: (i) in the form of shares of Stock that have been held by the Eligible Individual for such period as the Board may deem appropriate for accounting purposes or otherwise, valued at the Fair Market Value of such shares on the date of exercise; (ii) by surrendering to the Company shares of Stock otherwise receivable on exercise of the Option; (iii) by a cashless exercise program implemented by the Board in connection with the Plan; and/or (iv) by such other method as may be approved by the Board and set forth in a Stock Option Agreement. Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment of the exercise price and satisfaction of any applicable tax withholding pursuant to Section 5.5, the Company shall deliver to the Eligible Individual evidence of book entry shares of Stock, or upon the Eligible Individual’s request, Stock certificates in an appropriate amount based upon the number of shares of Stock purchased under the Option. Unless otherwise determined by the Board, all payments under all of the methods indicated above shall be paid in United States dollars or shares of Stock, as applicable

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Section 5.5 of the Plan is hereby amended and restated in its entirety to read as follows:

5.5 Tax Withholding.

(a) The Company shall have the power and the right to deduct or withhold, or require an Eligible Individual to remit to the Company, up to the maximum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan, but in no event shall such deduction or withholding or remittance exceed the maximum statutory withholding requirements unless permitted by the Company and such additional withholding amount will not cause adverse accounting consequences and is permitted under applicable law. Notwithstanding the foregoing, if a specific statutory amount of withholding does not apply under the laws of any foreign jurisdiction, the Company may withhold such amount for remittance to the applicable taxing authority of such jurisdiction as the Company determines in its discretion, uniformly applied, to be appropriate.

(b) An Eligible Individual may, in order to fulfill the withholding obligation, tender previously-acquired shares of Stock or have shares of Stock withheld from the exercise, provided that the shares have an aggregate Fair Market Value sufficient to satisfy in whole or in part the applicable withholding taxes. The broker-assisted exercise procedure described in Section 4.2(c) may also be utilized to satisfy the withholding requirements related to the exercise of an Option.

(c) Notwithstanding the foregoing, an Eligible Individual may not use shares of Stock to satisfy the withholding requirements to the extent that (i) there is a substantial likelihood that the use of such form of payment or the timing of such form of payment would subject the Eligible Individual to a substantial risk of liability under Section 16 of the Securities Exchange Act of 1934, as amended; (ii) such withholding would constitute a violation of the provisions of any law or regulation (including the Sarbanes-Oxley Act of 2002); or (iii) such withholding would cause adverse accounting consequences for the Company.

Remaining Terms. Except as expressly set forth in this Amendment, all other terms and provisions of the Plan shall remain in full force and effect.

Governing Law. This Amendment and the rights of the parties hereunder will be governed by, interpreted, and enforced in accordance with the internal laws, without regard to the law pertaining to choice or conflict of laws, of the State of Minnesota.

Method of Execution. This Amendment may be executed by pdf or other facsimile.

Binding Effect. This Amendment shall be binding upon the Company and recipients of awards under the Plan, and their respective successors and permitted assigns.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first written above.

StemoniX, Inc.

By:	/s/ Yung-Ping Yeh
Name:	Yung-Ping Yeh
Its:	Chief Executive Officer

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